EXHIBIT 10(1)

                            BELCREST CAPITAL FUND LLC

                INVESTMENT ADVISORY AND ADMINISTRATIVE AGREEMENT


     AGREEMENT, dated as of November 18, 1998, between Belcrest Capital Fund LLC, a Massachusetts limited liability company (the "Fund"), and Boston Management and Research, a Massachusetts business Trust (the "Adviser"). Unless otherwise defined, capitalized terms shall have the meanings ascribed to them in the Fund's private placement memorandum, as amended or supplemented.

     1. DUTIES OF THE ADVISER. The Fund, pursuant to 3.1(c) of the Amended and Restated Operating Agreement of the Fund (the "Operating Agreement"), hereby employs the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its affairs for the period and on the terms set forth in this Agreement.

     The Adviser hereby accepts such employment, and undertakes to afford to the Fund the advice and assistance of the Adviser's organization in the choice of investments and in the purchase and sale of securities for the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its affairs and to pay the salaries of officers of the Fund who are members of the Adviser's organization. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise herein expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     The Adviser shall evaluate and select those equity securities which it considers appropriate for contribution to the Fund in accordance with the Fund's private placement memorandum. The Adviser shall provide the Fund with such investment management and supervision as the Fund may from time to time consider necessary for the proper supervision of the Fund. As investment adviser to the Fund, the Adviser shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund's assets shall be held uninvested, subject always to the applicable restrictions of the Operating Agreement of the Fund, as from time to time amended. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary or desirable to implement the investment policies of the Fund.

     The Adviser shall find, evaluate, structure and monitor the Qualifying Assets (other than Real Estate Assets) defined in the Operating Agreement, and shall make arrangements for the borrowings to enable the Fund and its subsidiary Belcrest Realty Corp. ("BRC") to acquire the Qualifying Assets. The Adviser shall make all decisions regarding the Fund's investments, hedging transactions and other investment strategies, subject always to the applicable restrictions of the Operating Agreement, as from time to time amended. The Adviser shall value all non-cash assets of the Fund in accordance with Article 7 of the Operating Agreement. The value of the Fund's Qualifying Assets (other than Real Estate Assets) will be determined in good faith by the Adviser, after consideration of all relevant factors, data and information. The Adviser shall arrange and supervise the Fund's credit facility and its borrowings thereunder. The Adviser shall manage, supervise and monitor the redemption practices and policies of the Fund as set forth in the Operating Agreement and the Fund's private placement memorandum. The Adviser shall also provide such other administrative services as the Fund may


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request from time to time,  including  without  limitation  the  computation  of distributions, the preparation of performance data and financial information, the preparation of reports and other communications to Shareholders, and the monitoring of compliance by the Fund with tax and regulatory requirements and its credit facility, investment objective and investment restrictions.

     The Adviser shall place all orders for the purchase or sale of portfolio securities for the account of the Fund either directly with the issuer or with brokers or dealers selected by the Adviser, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices which are advantageous to the Fund and (when a disclosed commission is being charged) at reasonably competitive commission rates. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser and the Adviser is expressly authorized to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. Subject to the requirement set forth in the second sentence of this paragraph, the Adviser is authorized to consider, as a factor in the selection of any broker or dealer with whom purchase or sale orders may be placed, the fact that such broker or dealer has sold Shares of the Fund or has sold or is selling shares of various investment companies sponsored by the Adviser or its affiliates.

     2. COMPENSATION OF THE ADVISER. For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Fund in respect of each month a monthly investment advisory and administrative fee at the rate of 1/20th of 1% of the average daily gross investment assets of the Fund, reduced by that portion of the monthly advisory fee for such month payable by Tax-Managed Growth Portfolio which is attributable to the value of the Fund's investment in Belvedere Capital Fund Company LLC (the "Company"). The gross investment assets on any day means the value of all assets of the Fund other than the Fund's investments in BRC minus the sum of the Fund's liabilities other than the principal amount of money borrowed on such day. Such compensation shall be paid monthly in arrears on the last business day of each month. The value of the Fund's assets shall be computed daily in accordance with the Operating Agreement. In case of initiation or termination of this Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.

     3. ALLOCATION OF CHARGES AND EXPENSES. It is understood that the Fund will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without implied limitation, (i) expenses of maintaining the Fund and continuing its existence,
(ii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iii) auditing, accounting and legal expenses, (iv) taxes, interest and borrowing costs, (v) governmental fees, (vi) expenses of offering, issue, sale, and redemption of Fund Shares, (vii) expenses under federal and state securities laws and of preparing and printing private placement memoranda and subscription documents for such purposes and for distributing the same to investors, (viii) expenses of reports, notices and other communications to investors, (ix) insurance expenses,
(x) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of

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books,  accounts and records,  and  calculation  of asset  values,  book capital account balances and tax capital account balances), (xi) fees, expenses and disbursements of transfer agents, distribution disbursing agents, investor servicing agents and registrars for all services to the Fund, (xii) expenses for servicing the accounts of Shareholders, (xiii) compensation of the Adviser,
(xiv) expenses of soliciting Shareholder consents and holding meetings of Shareholders, (xv) the commissions, fees, costs and expenses stated to be paid or reimbursed by the Fund in the Fund's private placement memorandum as supplemented from time to time, and (xvi) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Fund to indemnify persons pursuant to the Operating Agreement or other contractual arrangements.

     4. WAIVER OF PORTION OF FEE. The Adviser agrees to waive that portion of the monthly investment advisory and administrative fee payable each month by the Fund to the extent that such fee, together with the monthly distribution fee for such month payable by the Fund to Eaton Vance Distributors, Inc. exceeds 1/20th of 1% of the average daily gross investment assets of the Fund (as defined herein) reduced by that portion of the monthly advisory fee for such month payable by Tax-Managed Growth Portfolio which is attributable to the Fund's investment in the Company.

     5. LIMITATION OF LIABILITY OF THE ADVISER. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other business activities. The Fund acknowledges that the Adviser and its officers, employees, trustee, associates and affiliates are entitled to the limitation of liability to the Fund and the Shareholders and the indemnification from the Fund conferred upon them by the Operating Agreement of the Fund. The Adviser shall not be liable for losses sustained in the acquisition, holding or disposition of any security or other investment.

     6. DURATION AND AMENDMENT. This Agreement shall continue indefinitely unless terminated or amended by the Adviser.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BELCREST CAPITAL FUND LLC

By:  EATON VANCE MANAGEMENT - its Manager


By:  /s/ Thomas Otis
--------------------


BOSTON MANAGEMENT AND RESEARCH


By: /s/ Alan R. Dynner
----------------------

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